EXHIBIT 99.1
IMMEDIATE RELEASE
WINLAND ELECTRONICS, INC. ANNOUNCES RECORD REVENUE OF $29.1 MILLION
AND EARNINGS OF $0.57 PER SHARE FOR FISCAL 2005

CONTACT:	Lorin E. Krueger	Brett Maas or Cameron Donahue
	Chief Executive Officer	Hayden Communications
	(507) 625-7231	(843) 272-4653
http://www.winland.com/
•	Revenue increases 20.3% for full-year 2005 over full-year sales 2004

•	2005 net income up 88.0% to $2.0 million vs. $1.1 million

•	2005 EPS of $0.57 vs. $0.31 in 2004

•	Fourth quarter revenue up 15.1% over fourth quarter 2004

•	Q4 net income up 61.0% to $671,171, vs. $415,880

•	Q4 EPS of $0.19 per share vs. $0.12
MANKATO, Minn./March 14, 2006/PR Newswire/ Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, announced today financial results for the fourth quarter and full-year ended December 31, 2005.
Revenues for the fourth quarter were a record $7.6 million, an increase of 15.1 percent compared to the $6.6 million reported for the fourth quarter of fiscal 2004 and up 2.7 percent sequentially compared to the $7.4 million reported for the third quarter of fiscal 2005. The increase in sales for the quarter was driven by sales of the Company’s proprietary products and new product line items integrated from original equipment manufacture (OEM) customers during 2005. Gross profit for the quarter was $2.0 million, or 25.9 percent of sales, an increase of 20.5 percent compared to the $1.6 million, or 24.7 percent of sales, reported for the fourth quarter one year ago. Total operating expenses increased 20.5 percent for the fourth quarter to $1.1 million compared to the $0.9 million for the fourth quarter of last year. Operating income increased 20.5 percent to $875,616 for the fourth quarter compared to the $726,798 reported for the fourth quarter of last year. Net income increased more than 61.0 percent to $671,171, or $0.19 per fully diluted share, from $415,880, or $0.12 per fully diluted share in the fourth quarter of 2004, based on 3.6 million fully diluted shares used in each respective period.
Lorin Krueger, Winland’s Chief Executive Officer, commented, “We continue to report consistent operational improvements and improved results, and our record fourth quarter is an appropriate end to a record fiscal year. This year was the culmination of our collective efforts during the previous five years. The hard work, planning and determination of the entire Winland team came together in 2005 to produce record results for our company. The drivers contributing to this performance included capitalizing on new opportunities, improving profit margins and leveraging our solid manufacturing platform. The investment in our sales and marketing efforts has paid off with the addition of new customers and increased business with current customers, while the investment in our technical infrastructure helped to drive operational efficiencies, create new products enabling us to grow profitability at an even faster rate. We delivered record results with improved operating metrics, despite the well-known industry challenges and overseas competition. Much of the growth in fiscal 2005 was due to projects brought on-line during fiscal 2004, and we expect more than 60 new and revised products brought on line in fiscal 2005 for our EMS customers to contribute to ongoing growth throughout fiscal 2006. These products include the previously announced long-term agreement with Cardiac Science, which increased our presence in the medical market segment as well as a multi year agreement with a leading commercial/industrial company. We continue to make meaningful progress in our efforts to diversify our overall revenue base.”
For the full-year of fiscal 2005, revenues were $29.1 million, an increase of 20.3 percent compared to the $24.2 million reported for fiscal 2004. Gross profit for the year was $7.2 million, or 24.8 percent of sales, an increase of 30.1 percent compared to the $5.6 million, or 23.0 percent of sales, reported for last year. Total operating expenses increased 12.3 percent for the year to $4.1 million compared to the $3.6 million for last year. Operating expenses as a percent of net revenues decreased to 14.0 percent of sales for fiscal 2005 compared to 15.0 percent of sales for fiscal 2004, indicating increased operational efficiency and driving a 63.7 percent increase in operating income, from $1.9 million for fiscal 2004 to $3.2 million for fiscal 2005. Net income increased 88.0 percent to $2.0 million, or $0.59 per basic and $0.57 per fully diluted share, from $1.1 million, or $0.32 per basic and $0.31 per fully diluted share for fiscal 2004. The Company used 3.6 million fully diluted shares for fiscal 2005 compared to 3.5 million for last year.
Mr. Krueger continued, “During 2005, we increased our efforts to improve sales of our proprietary products into the Security Electronics industry. Proprietary products enhance our margins and contributed to our overall profitability. The first product we introduced to the security market has allowed us to expand our market share in this area as sales increased compared to the previous version of this product, as we anticipated. We remain focused on continuing this positive trend, and have allocated the appropriate resources to further increase our efforts for the development of new proprietary products addressing new market verticals and applicable sales efforts to drive customer demand. Our board has reiterated its commitment to expanding this portion of our business while maintaining our focus on our EMS business. Our goal is to pursue a strategy which increases or maintains margins through higher value products and services, which help to offset the competitive factors impacting the electronic manufacturing services business.”
“On the EMS side, we continue to negotiate with Select Comfort, our largest customer, to define our relationship following the previously-announced termination of our existing contract with them in August 2006,” Mr. Krueger concluded. “Although we continue to maintain a good relationship with Select Comfort, as evidenced by a purchase order recently received that exceeds $5,000,000, we anticipate that sales to Select Comfort will decrease after the second quarter of 2006 as they add an additional supplier in order to reduce its dependence on Winland. We cannot currently predict the exact dollar amount of such decreases, but we do know that the change will occur after the second quarter of 2006 and that they plan on sourcing 50 percent of their demand with Winland. We are pleased to continue our long and successful relationship with Select Comfort, and look forward to being a part of their new dual-source supplier philosophy.”
The balance sheet remained strong, with stockholders’ equity increasing 30.6 percent to $9.0 million as of December 31, 2005, from $6.9 million on December 31, 2004. The Company completed the quarter with $0.9 in cash, a current ratio of 2.98 to 1 and working capital of $6.0 million. Depreciation was $0.2 million during the quarter, and amortization was $26. The Company invested $845 thousand in capital expenditures during the fourth quarter, and almost $1.3 million during fiscal 2005.

Teleconference Information
Management will conduct a conference call to discuss its financial results today at 4:30 p.m. (ET). Interested parties may access the call by dialing 1-800-811-8824 from within the United States, or 1-913-981-4903 if calling internationally approximately five minutes prior to the start of the call. The teleconference will also be available via live web cast on the investor relations portion of the Company’s website located at www.winland.com. A replay will be available through March 21, 2006 and can be accessed by dialing 1-888-203-1112 (U.S.) or 1-719-457-0820 (international), pass code 4325984. A replay of the teleconference will also be archived on the investor relations portion of the Company’s website.
About Winland Electronics
Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland’s product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland’s core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.
Cautionary Statements
Certain statements contained in this press release and other written and oral statements made from time to time by the company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to (i) the expected decrease in sales volume from Select Comfort and (ii) being a part of Select Comfort’s new dual-source supplier philosophy, are forward looking statements. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (i) we will be unable to negotiate a new contract with Select Comfort and lose all of Select Comfort’s business as a result, (ii) Select Comfort may move its business to new suppliers more rapidly than we currently anticipate; (iii) Select Comfort and other customers may cease to do business with the company or demand pricing that reduces the Company’s profitability as a condition to retaining the business; (iii) unanticipated problems in design, manufacture or performance of the products will arise; and (iv) costs of production will exceed current estimates. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.
-Tables Follow-

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Three Months and Year Ended December 31, 2005 and 2004

	Three Months Ended		Year Ended
	2005	2004	2005		2004
Net sales	$7,562,986	$6,573,489		$29,105,626	$24,198,638
Cost of sales	5,607,944	4,951,210		21,873,179	18,640,586

Gross profit	1,955,042	1,622,279		7,232,447	5,558,052

Operating expenses:
General and administrative	510,821	433,562		1,901,478	1,656,587
Sales and marketing	381,529	288,385		1,379,433	1,234,672
Research and development	187,076	173,534		798,138	741,020

	1,079,426	895,481		4,079,049	3,632,279

Operating income	875,616	726,798		3,153,398	1,925,773

Other income (expenses):
Interest expense	(31,948)	(34,751)		(124,485)	(145,346)
Other, net	29,403	1,833		103,443	18,797

	(2,545)	(32,918)		(21,042)	(126,549)

Income before income taxes	873,071	693,880		3,132,356	1,799,224

Income tax expense	(201,900)	(278,000)		(1,083,000)	(709,000)

			$
Net income	$671,171	$415,880		2,049,356	$1,090,224

Earnings per share data:
Basic	$0.19	$0.12		$0.59	$0.32
Diluted	0.19	0.12		0.57	0.31

Weighted-average number of common shares outstanding:
Basic	3,521,939	3,404,517		3,491,227	3,371,925
Diluted	3,635,643	3,559,447		3,625,951	3,525,756

WINLAND ELECTRONICS, INC.
BALANCE SHEET HIGHLIGHTS

	December 31,	December 31,
	2005	2004
Cash	$865,181	$457,576
Total Current Assets	$9,017,949	$7,123,426
Net Property and Equipment	$4,928,137	$4,242,956
Total Assets	$13,947,494	$11,366,467

Total Current Liabilities	$3,025,831	$2,506,024
Total Long-Term Liabilities	$1,841,302	$2,006,088
Stockholder’s Equity	$9,080,361	$6,854,355
Total Liabilities and Equity	$13,947,494	$11,366,467